EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated	Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera® Reports Third Quarter 2006 Results

—Company Sets New Record for Quarterly Revenue—

BRISBANE, Calif., November 6, 2006 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the third quarter and nine months ended September 30, 2006. Key financial highlights are as follows:

Third Quarter 2006:

•	Revenue increased by $6.1 million, or 32%, to $25.1 million, compared to the third quarter of 2005.

•	GAAP diluted earnings per share, which includes an incremental litigation settlement expense of $544,000 and stock-based compensation expenses, was $0.21. Non-GAAP(1) diluted earnings per share was $0.30.

Nine-Months Ended September 30, 2006:

•	Revenue increased by $18.5 million, or 36%, to $70.2 million, compared to the nine months ended September 30, 2005.

•	GAAP diluted loss per share, which includes the patent litigation settlement expense and stock-based compensation expenses, was $(0.40). Non-GAAP(1) diluted earnings per share was $0.62.

“We are pleased with our third quarter revenue growth and overall operating improvements,” said Kevin Connors, President and Chief Executive Officer. “We believe that these results reflect the strength of our multiple product offerings, investments in sales force expansion, and improved leverage of our operating model. We are particularly pleased with the 70% growth in our international revenue in our third quarter, compared with the same quarter in the prior year, which we believe resulted from our investments and commitment to this emerging market.”

“Our financial position continues to improve as we maintain strong revenue growth and improve our cash flow. At September 30, 2006, we had over $90.0 million of cash and marketable investments — and no debt — enabling us to make additional investments in new product development. During this third quarter, we enhanced our product offering with the announcement of Limelight and Navigation,” added Mr. Connors.

Mr. Connors concluded, “Our management efforts during the fourth quarter of 2006 and into 2007 will continue to focus on developing new products and applications, which we expect will enable us to expand our market share in the growing market for light-based aesthetic systems.”

Guidance:

Management believes that revenue for the fourth quarter and full year ending December 31, 2006, will be approximately $30 million and $100 million, respectively. The full year 2006 revenue expectations represent a 33% increase over full year 2005.

For the fourth quarter and full year ending December 31, 2006, GAAP diluted earnings per share is expected to be $0.35 and breakeven, respectively. For the same periods, Non-GAAP(1) diluted earnings per share is expected to be $0.41 and $1.03, respectively.

Non-GAAP Presentation:

(1)	Effective January 1, 2006, Cutera adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), which required the Company to recognize compensation expense relating to share-based payment transactions in the Statement of Operations. In June 2006, the Company settled its patent litigation. To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided Non-GAAP net income and Non-GAAP diluted income per share measures that exclude the impact of the litigation settlement and all stock-based compensation expenses, both net of income taxes. The Company believes that these Non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the Non-GAAP measures, is included in the condensed consolidated financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on November 6, 2006. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.cutera.com and will be archived online within one hour of its completion. In addition, you may call 800-811-0667 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback of this call will be available from 5:00 p.m. PST on November 6, 2006, through 11:59 p.m. PST on November 20, 2006 by calling 888-203-1112. To access this playback, please enter pass code 7641389.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888- 4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to continue to grow its business, introduce new products and applications, successfully expand its market share, as well as Cutera’s financial guidance for the fourth quarter and fiscal year 2006, are forward-looking statements within the meaning of the Safe Harbor. Forward- looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s third quarter and nine-months ended September 30, 2006 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment. Estimates for the fourth quarter and fiscal year 2006 financial performance are subject to a number of assumptions regarding the future operation of our business. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-K and 10-Q as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$3,058	$5,260
Marketable investments	87,614	86,736
Accounts receivable, net	9,124	6,478
Inventory	5,558	5,245
Deferred tax asset	6,711	3,027
Other current assets	3,998	3,728

Total current assets	116,063	110,474

Property and equipment, net	992	1,015
Intangibles, net	1,515	469

Total assets	$118,570	$111,958

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$1,396	$1,352
Accrued liabilities	12,657	9,131
Deferred revenue	3,126	1,673

Total current liabilities	17,179	12,156

Deferred rent	1,342	1,096
Deferred revenue, net of current portion	2,242	1,469
Deferred tax liability	60	60

Total liabilities	20,823	14,781

Stockholders’ equity:
Common stock	13	12
Additional paid-in capital	81,510	77,705
Deferred stock-based compensation	(482)	(2,171)
Retained earnings	16,751	21,743
Accumulated other comprehensive loss	(45)	(112)

Total stockholders’ equity	97,747	97,177

Total liabilities and stockholders’ equity	$118,570	$111,958

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenue	$25,059	$18,950	$70,211	$51,667
Cost of revenue	7,931	4,746	21,510	13,642

Gross profit	17,128	14,204	48,701	38,025

Operating expenses:
Sales and marketing	8,174	6,222	25,025	17,854
Research and development	1,679	1,334	4,538	3,932
General and administrative	2,992	1,924	11,615	6,519
Litigation settlement	544	—	18,935	—

Total operating expenses	13,389	9,480	60,113	28,305

Income (loss) from operations	3,739	4,724	(11,412)	9,720
Interest and other income, net	829	549	2,615	1,351

Income (loss) before income taxes	4,568	5,273	(8,797)	11,071
Provision (benefit) of income taxes	1,618	1,472	(3,805)	3,080

Net income (loss)	$2,950	$3,801	$(4,992)	$7,991

Net income (loss) per diluted share	$0.21	$0.27	$(0.40)	$0.58

Weighted-average number of shares used in diluted per share calculations	14,238	13,924	12,460	13,681

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income (loss)	$2,950	$3,801	$(4,992)	$7,991
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	223	185	636	503
Change in allowance for doubtful accounts	(59)	(211)	(63)	(296)
Provision for excess and obsolete inventory	58	41	90	434
Change in deferred taxes	900	604	(3,684)	612
Stock-based compensation	1,234	473	3,231	1,202
Tax benefit from stock option exercises	—	1,811	—	3,125
Changes in assets and liabilities:
Accounts receivable	(3,414)	755	(2,583)	1,608
Inventory	833	(1,035)	(403)	(2,430)
Other current assets	1,663	(959)	(270)	(1,635)
Accounts payable	80	382	44	430
Accrued liabilities	2,135	11	3,414	359
Deferred rent	82	112	246	336
Deferred revenue	988	353	2,226	579

Net cash provided by (used in) operating activities	7,673	6,323	(2,108)	12,818

Cash flows from investing activities:
Acquisition of property and equipment	(190)	(157)	(441)	(414)
Acquisition of intangibles	(48)	(165)	(1,218)	(165)
Proceeds from sales of marketable investments	843	4,844	12,303	18,294
Proceeds from maturities of marketable investments	29,288	32,363	76,693	34,373
Purchase of marketable investments	(37,597)	(46,970)	(89,807)	(70,995)

Net cash used in investing activities	(7,704)	(10,085)	(2,470)	(18,907)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	1,166	1,533	2,376	3,747

Net cash provided by financing activities	1,166	1,533	2,376	3,747

Net increase (decrease) in cash and cash equivalents	1,135	(2,229)	(2,202)	(2,342)
Cash and cash equivalents at beginning of period	1,923	6,957	5,260	7,070

Cash and cash equivalents at end of period	$3,058	$4,728	$3,058	$4,728

Supplemental and non-cash disclosure of cash flow information:
Change in deferred stock-based compensation, net of terminations	$(6)	$1,448	$(1,261)	$1,393

CUTERA, INC.

CONSOLIDATED REVENUE HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Change	2006	2005	Change
Revenue By Geography:
United States	$17,380	$14,437	+20%	$48,716	$36,232	+34%
International	7,679	4,513	+70%	21,495	15,435	+39%

	$25,059	$18,950	+32%	$70,211	$51,667	+36%

Revenue By Product Category:
Products	$20,859	$16,117	+29%	$58,726	$43,410	+35%
Product upgrades	1,584	1,305	+21%	4,293	4,570	(6%)
Service	1,596	1,047	+52%	4,118	2,659	+55%
Titan refills	1,020	481	+112%	3,074	1,028	+199%

	$25,059	$18,950	+32%	$70,211	$51,667	+36%

CUTERA, INC.

NON-GAAP RECONCILIATION OF NET INCOME AND NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended 9/30/2006	Nine Months Ended 9/30/2006
GAAP net income (loss)	$2,950	$(4,992)

Non-GAAP adjustments to net loss
Litigation settlement (a)	544	18,935
Income tax effect of litigation settlement (c)	(143)	(7,256)
Stock-based compensation (b)	1,234	3,231
Income tax effect of stock-based compensation (c)	(375)	(1,034)

Total non-GAAP adjustments to net loss	1,260	13,876

Non-GAAP net earnings	$4,210	$8,884

GAAP diluted income (loss) per share	$0.21	$(0.40)
Non-GAAP adjustments to diluted loss per share
Litigation settlement, net of income tax effect (a)(c)	0.03	0.82
Stock-based compensation, net of income tax effect (b)(c)	0.06	0.15
Anti-dilutive impact of higher weighted-average shares used to compute non-GAAP diluted income per share	—	0.05

Non-GAAP diluted net income per share	$0.30	$0.62

Weighted-average shares used to compute GAAP diluted net income (loss) per share	14,238	12,460

Weighted-average shares used to compute non-GAAP diluted net income per share	14,238	14,211

(a)	Includes litigation settlement expense recorded in June & September 2006.
(b)	Includes all non-cash stock-based compensation charges recorded in accordance with SFAS 123 (R) with effect from January 1, 2006.
(c)	The income tax effect is based on the marginal tax impact of excluding the litigation settlement and stock based compensation expenses from the tax provision. It also includes the year-to-date adjustment recorded in the quarter ended September 30, 2006 for a decrease in the marginal tax rate from 39.75% to 39.28%.

CUTERA, INC.

NON-GAAP RECONCILIATION OF GUIDANCE NET INCOME AND NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended 12/31/2006	Year Ended 12/31/2006
Guidance GAAP net income	$4,992	$—

Non-GAAP adjustments to net income
Litigation settlement (a)	—	18,935
Income tax effect of litigation settlement (c)	—	(7,256)
Stock-based compensation (b)	1,250	4,481
Income tax effect of stock-based compensation (c)	(413)	(1,447)

Total non-GAAP adjustments to net income	837	14,713

Guidance Non-GAAP net income	$5,829	$14,713

Guidance GAAP diluted net income per share	$0.35	$—
Non-GAAP adjustments to GAAP diluted net income per share
Litigation settlement, net of income tax effect (a)(c)	—	0.82
Stock-based compensation, net of income tax effect (b)(c)	0.06	0.21

Guidance Non-GAAP diluted net income per share	$0.41	$1.03

Weighted-average shares used to compute GAAP and Non-GAAP diluted net income per share	14,375	14,237

(a)	Includes litigation settlement expense recorded in June & September 2006.
(b)	Includes all non-cash stock-based compensation charges recorded in accordance with SFAS 123 (R) with effect from January 1, 2006.
(c)	The income tax effect is based on the marginal tax impact of excluding the litigation settlement and stock based compensation expenses from the tax provision. It also includes the year-to-date adjustment recorded in the quarter ended September 30, 2006 for a decrease in the marginal tax rate from 39.75% to 39.28%.